Exhibit 99.1

Contact:
Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224 jbraun@moissanite.com

Investor Relations
Jean Fontana
Integrated Corporate Relations
(203) 682-8200
Jean.fontana@icrinc.com

Charles & Colvard Reports Fourth Quarter and 2007 Financial Results

MORRISVILLE, N.C., February 21, 2008 — Charles & Colvard, Ltd., (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported fourth quarter and 2007 operating results.

For the three months ended December 31, 2007, net sales decreased 35% to $7.9 million as compared to $12.1 million in the fourth quarter of 2006. Gross profit decreased 42% to $5.4 million compared to $9.3 million in the prior year period. Gross profit margins decreased 830 basis points to 68.6% in the fourth quarter of 2007 from 76.9% in the comparable quarter of 2006 primarily as a result of higher production costs during the period being relieved from inventory.

The Company had an operating loss for the three months ended December 31, 2007 of $1.7 million compared to an operating profit of $1.9 million in the same period in 2006. The decline in operating results was primarily attributable to lower sales, which resulted in Marketing and Sales expense being 62% of Net sales in the fourth quarter of 2007 as compared to 52% in the same quarter of 2006, and a $1.1 million increase in General and Administrative expense resulting from a $1.1 million increase in bad debt expense. The Company committed to substantially all of its marketing and sales expenses prior to the commencement of the fourth quarter and could not adjust its spending as sales growth did not materialize. The increase in bad debt expense is a result of a reserve recorded for customers with significantly past due accounts, JewelNet Corporation d/b/a K&G Creations and Reeves Park. K&G accounted for 5% and 11% of sales during the fourth quarter of 2007 and fiscal 2007, respectively, and the Company is in the process of winding up its relationship with this customer and assisting its retailers in obtaining new manufacturing vendors. Reeves Park accounted for 14% and 20% of sales during the fourth quarter of 2007 and fiscal 2007, respectively. The Company and Reeves Park are negotiating to bring this account current.

The Company incurred a net loss for the fourth quarter 2007 of $1.1 million, or $0.06 per diluted share as compared to net income of $1.3 million, or $0.07 per diluted share in the fourth quarter of 2006.

Bob Thomas, President and Chief Executive Officer commented, “We are disappointed with our sales and earnings results in the fourth quarter as the retail environment remains challenging and we face unique issues in our distribution model. With the uncertainty in the retail economic environment retailers are managing their inventory more conservatively. We are committed to developing a business model that allows customers access to moissanite jewelry and that enables us to resume growth in our business over the long-term. As we stated in mid-January, we engaged Kanter International to evaluate our current business model and to make a recommendation to drive improved sales performance. We look forward to sharing these findings in the second quarter.”

Charles & Colvard’s domestic sales in the fourth quarter decreased 40% to $6.6 million compared to the fourth quarter of 2006. International sales for the fourth quarter increased 20% to $1.3 million, with strong results from all key geographic regions. Total shipments of 43,800 carats for the current period were 37% less than the 69,700 carats shipped in the same period of 2006. Shipments of carats in the U.S. decreased 43% while international shipments of carats increased 25%.

At December 31, 2007 total inventory (including consignment) increased by $323,000 compared to the end of the third quarter of 2007 and by $8.5 million compared to December 31, 2006. The Company’s raw material inventories of silicon carbide crystals are purchased under exclusive supply agreements with a limited number of suppliers. Because the supply agreements restrict the sale of these crystals to only the Company, the suppliers negotiate minimum purchase commitments with the Company that may result in periodic levels of raw and in-process inventories that are higher than the Company might otherwise maintain. As previously announced, the Company has reduced its raw material purchase commitments for 2008.

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Future Guidance Policy

The Company is discontinuing its policy of providing future guidance on sales, gross profit margins and marketing and sales expenses.

Conference Call

The Company will also hold a conference call with senior management to discuss the financial results at 4:45 p.m. EST on February 21, 2008. Interested parties may participate in the call by dialing (480) 629-9029. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from February 21, 2008 through February 28, 2008. To access the telephone replay, participants should dial (303) 590-3030. The access code for the replay is 3846572.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite ™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’ s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the Company’ s ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of jewelry manufacturing customers, dependence on continued growth and consumer acceptance of the Company’ s products, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

-Financial Tables on Next Page-

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net Sales	$7,885,916	$12,080,331	$27,818,446	$40,712,085
Cost of Goods Sold	2,472,357	2,791,805	7,608,495	10,795,224

Gross Profit	5,413,559	9,288,526	20,209,951	29,916,861

Operating Expenses:
Marketing & Sales	4,850,809	6,226,906	14,086,863	16,106,506
General & Administrative	2,235,879	1,114,681	5,720,996	4,307,749
Research & Development	37,283	13,116	76,646	73,226

Total operating expenses	7,123,971	7,354,703	19,884,505	20,487,481

Operating Income (Loss)	(1,710,412)	1,933,823	325,446	9,429,380
Interest Income	68,283	157,986	491,138	741,161

Pretax Income (Loss)	(1,642,129)	2,091,809	816,584	10,170,541
Income Tax Expense (Benefit)	(503,235)	832,948	841,008	4,065,206

Net Income (Loss)	$(1,138,894)	$1,258,861	$(24,424)	$6,105,335

Basic net income (loss) per share	$(0.06)	$0.07	$(0.00)	$0.34

Diluted net income (loss) per share	$(0.06)	$0.07	$(0.00)	$0.33

Weighted-average common shares:
Basic	18,106,526	18,017,185	18,065,739	18,160,218

Diluted	18,106,526	18,447,974	18,065,739	18,662,770

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2007	December 31, 2006
Assets
Current Assets
Cash and equivalents	$7,048,409	$13,762,786
Accounts receivable	9,381,719	14,320,672
Interest receivable	7,457	16,381
Income tax receivable	82,191	—
Note receivable	365,390	376,030
Inventory	14,426,000	20,677,215
Inventory on consignment	1,763,243	2,023,542
Prepaid expenses and other assets	759,627	783,989
Deferred Tax	980,674	583,322

Total Current Assets	34,814,710	52,543,937

Long Term Assets
Notes Receivable	—	23,970
Inventory	26,851,837	11,808,140
Net Furniture and equipment	597,349	651,134
Net Patent and license rights	358,330	288,171
Deferred Tax	528,525	686,621

Total Long Term Assets	28,336,041	13,458,036

	$63,150,751	$66,001,973

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable:
Cree, Inc.	$469,899	$1,598,956
Other	2,880,137	2,870,752
Income taxes payable	—	413,387
Accrued payroll	256,344	322,383
Accrued co-op Advertising	452,792	1,275,041
Accrued expenses and other liabilities	268,973	244,539

Total Current Liabilities	4,328,145	6,725,058

Long Term Liabilities	911,606	—

Total Liabilities	5,239,751	6,725,058

Shareholders’ Equity	57,911,000	59,276,915

	$63,150,751	$66,001,973